Exhibit 99.1

NEWS ANNOUNCEMENT                        FOR IMMEDIATE RELEASE

Perfumania Holdings, Inc. Announces Expanded Review of Strategic Alternatives

BELLPORT, N.Y., May 26, 2017 - Perfumania Holdings, Inc. (NASDAQ: PERF) (the “Company”), a U.S. specialty retailer and distributor of fragrances and related beauty products, today announced that a special committee of independent directors is considering various alternatives to address the Company’s financial condition. The Company previously announced that it is reviewing and updating its sales strategy in order to improve operating results. The special committee is also considering the Company’s capital structure and has contacted the Nussdorf family, who in the aggregate are the owners of approximately 50% of the Company’s outstanding common stock and the majority of the Company’s debt, to begin discussions over possible alternatives that could result in value to all shareholders.

The Company does not have a defined timeline for the strategic review process, and there can be no assurance that it will result in any strategic alternative being announced or consummated. The Company does not intend to disclose further information regarding this process unless and until its Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate.

About Perfumania Holdings, Inc.
Perfumania Holdings, Inc. (NASDAQ: PERF) is the largest specialty retailer and distributor of fragrances and related beauty products across the United States. Perfumania has a 30-year history of innovative marketing and sales management, brand development, license sourcing and wholesale distribution making it the premier destination for fragrances and other beauty supplies. For additional information please visit www.perfumaniaholdings.com or contact us at perf@jcir.com.

Contact:
Perfumania Holdings, Inc.                        JCIR
Michael Katz                                Joseph Jaffoni / Norberto Aja
President and Chief Executive Officer                    (212) 835-8500
(631) 866-4156                                perf@jcir.com

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